Exhibit 99.(d)(6)

ADVISORY FEE WAIVER AGREEMENT

AGREEMENT made as of December 1, 2023, by and between WisdomTree Asset Management, Inc. (“WTAM”) and WisdomTree Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust (each, a “Fund”).

WHEREAS, WTAM serves as investment adviser to each Fund pursuant to an Investment Advisory Agreement with the Trust (“Management Agreement”) pursuant to which WTAM is entitled to a fee in exchange for providing advisory and other services to each Fund, and for paying all Fund expenses except those specifically excluded therein (the “Management Fee”); and

WHEREAS, certain of the Funds intend to, and other of the Funds, from time to time, may, invest in one or more series of the Trust (the “Underlying Funds”) consistent with their respective investment strategies and policies; and

WHEREAS, WTAM has determined that it is appropriate and in the best interests of each Fund to waive a portion of each Fund’s Management Fee as described herein (the “Management Fee Waiver”); and

WHEREAS, WTAM and the Trust expect to identify certain of the Funds that invest in one or more Underlying Funds in Schedule A hereto, WTAM and the Trust intend for the terms of this Agreement to apply to any Fund that invests in an Underlying Fund regardless of whether it is identified in Schedule A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       Management Fee Waiver. For the term of this Agreement, WTAM agrees to reduce the Management Fee to be paid by a Fund (i) by an amount equal to the management fee paid to it by the Underlying Fund with respect to the Fund’s investment in the Underlying Fund, (ii) by the amount determined to be duplicative of the management fee paid to it by the Underlying Fund with respect to the Fund’s investment in the Underlying Fund, or (iii) as indicated in Schedule A hereto.

2.       Offset for Incremental Costs. To the extent WTAM pays, from its legitimate assets and revenue, certain expenses and costs attributable to a Fund’s investment in an Underlying Fund (e.g., fund accounting, safekeeping, transaction fees, etc.) (collectively, “Incremental Expenditures”), WTAM may reduce the Management Fee Waiver, in part or in full, by the amount of such Incremental Expenditures.

3.        Duration and Termination. The initial term of this Agreement with respect to each Fund shall be one year from the date of its inaugural prospectus. The termination date of each Fund’s initial term is set forth in Schedule A hereto. After the initial term, this Agreement shall continue in effect automatically with respect to a Fund for successive one-year periods, provided that the Agreement may be terminated without payment of any penalty with respect to a Fund: (i) by the Board of Trustees of the Trust for any reason and at any time; and (ii) by WTAM for any reason upon no less than ninety (90) days’ prior notice to the Trust, which termination shall be effective as of the close of business on the last day of the then-current term.

This Agreement shall terminate automatically and immediately with respect to a Fund if: (i) WTAM no longer serves as investment adviser to the Fund, or (ii) in the event of its “assignment” (as defined in the Investment Company Act of 1940).

The termination of this Agreement with respect to a Fund will not cause its termination with respect to any other Fund.

4.       Amendment. This Agreement may not be amended except by a writing signed by the parties; provided, however, that the modification of the information contained in Schedule A hereto will not be considered an amendment to the terms of this Agreement requiring a writing signed by both parties.

5.       Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the Investment Company Act of 1940. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

6.       Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WISDOMTREE TRUST		WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Jonathan Steinberg	By:	/s/ Stuart Bell
	Jonathan Steinberg		Stuart Bell
	President		Chief Operating Officer

Schedule A

Advisory Fee Waiver Agreement

Fund	Effective Date
WisdomTree Bianco Total Return Fund	December 18, 2023